STEM CELL ASSURANCE, INC. ANNOUNCES CHANGE OF NAME TO BIORESTORATIVE THERAPIES, INC.

NEW WEB SITE ADDRESS: WWW.BIORESTORATIVE .COM

JUPITER, FL, August 17, 2011 – Stem Cell Assurance, Inc. (SCLZ.PK) (the “Company”) today announced that its name has been changed to “BioRestorative Therapies, Inc.”  The Company’s new web site address is: www.biorestorative.com.

BioRestorative Therapies has been advised by the Financial Industry Regulatory Authority (FINRA) that the trading symbol for the Company’s common stock will change from “SCLZ” to “BRTX” thirty days following  FINRA's announcement of the Company's symbol change.

Mark Weinreb, the Company’s Chairman and Chief Executive Officer, said, “Our new name more accurately represents our business direction focusing on cellular-based therapies and signals the beginning of our branding of the Company and the initiatives we are pursuing.”

About BioRestorative Therapies, Inc.

BioRestorative Therapies, Inc.’s goal is to become a medical center of excellence using cell and tissue protocols, primarily involving a patient’s own (autologous) adult stem cells (non-embryonic), allowing patients to undergo cellular-based treatments. In June 2011, the Company launched a platform technology that involves the use of a brown fat cell-based therapeutic/aesthetic program, known as the ThermoStem Program.  The ThermoStem program will focus on treatments for obesity, weight loss, diabetes, hypertension, other metabolic disorders and cardiac deficiencies and will involve the study of stem cells, several genes, proteins and/or mechanisms that are related to these diseases and disorders. As more and more cellular therapies become standard of care, the Company believes its strength will be its focus on the unity of medical and scientific explanations for clinical procedures and outcomes for future personal medical applications.  The Company also plans to offer and sell facial creams and products under the Stem Pearls™ brand.

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This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including those set forth in the Company’s Form 10, as amended, filed with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the Company undertakes no obligation to update such statements.

CONTACT:
Mark Weinreb
CEO
Tel: (561) 904-6070
Fax: (561) 429-5684